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EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-1) and related prospectus of Aviza Technology Inc. for the registration of 4,000,000 shares of its common stock and to the incorporation by reference therein of our report dated May 27, 2005, with respect to the consolidated financial statements and schedule of Trikon Technologies, Inc., included in its Annual Report (Form 10-K/A) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

                      /s/  ERNST & YOUNG LLP

Bristol, England
January 4, 2007

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CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM